Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Napco Security Technologies, Inc. (the Company) of our report dated September 8, 2023, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), included in its Annual Report on Form 10-K for the year ended June 30, 2023, filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the heading "Experts" in this Registration Statement.

/s/ Baker Tilly US, LLP

New York, New York

March 5, 2024